FOR IMMEDIATE RELEASE                             Exhibit 99.1

Company Contact:


David E. Hosler, Chairman & CEO              John D. Lovallo, SVP
Steven D. Dyer, Secretary/General Counsel    John Menditto, AE
Margaret Neilon, Investor Rel. Coordinator   Makovsky & Company
Old Guard Group, Inc.                        (212) 508-9600
(717) 581-6855


              OLD GUARD GROUP, INC. DECLARES REGULAR
      SEMI-ANNUAL DIVIDEND AND ADOPTS SHAREHOLDER RIGHTS PLAN

     LANCASTER, PENNSYLVANIA, FEBRUARY 12, 1999 -- The Board of
Directors of Old Guard Group, Inc.(Nasdaq:OGGI) declared a regular semi-annual dividend of five cents per share to shareholders of record March 1 to be payable March 15.

     At the same meeting, the Board of Directors adopted a Shareholder Rights Plan designed to protect shareholders in the event of an effort to acquire Old Guard Group at a price not reflective of the fair value of Old Guard Group or otherwise not in the best interests of shareholders.

     The Plan provides for the issuance of a right to purchase one unit of preferred stock for each outstanding share common stock. The rights will not be currently exercisable or transferable, and no separate certificates evidencing the rights will be distributed unless certain specified events occur. The rights will attach to shares of Old Guard Group, Inc. common stock outstanding on March 2, 1999, and will expire in ten years.

                             -more-

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Old Guard Group, Inc. New Release



     David E. Hosler, Chairman, President and Chief Executive Officer of Old Guard Group, said "The plan is similar to plans adopted by other public companies, including other insurance holding companies." He added that the plan was not adopted in response to any effort to acquire control of Old Guard Group and that materials summarizing the plan would be mailed to shareholders in the near future.

     Old Guard Insurance Group (www.oldguard.com), a provider of property and casualty insurance to homeowners, farmowners, and businessowners, is comprised of Old Guard Insurance Company, Old Guard Fire Insurance Company, First Patriot Insurance Company, New Castle Insurance Company of Delaware, First Delaware Insurance Company and Neffsville Mutual Fire Insurance Company. Founded in 1896, Old Guard currently serves approximately 155,000 policyholders throughout Pennsylvania, Maryland and Delaware with total annual premium volume in excess of $100 million. The Group is rated A- (Excellent) by A.M. Best.
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